TBS International Limited Reports First Quarter 2009 Financial Results

HAMILTON, BERMUDA – May 6, 2009 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the first quarter ended March 31, 2009.

First Quarter Ended March 31, 2009 highlights:

Metric	Q1 2009	Q1 2008
Revenue (thousands)	$71,158	$131,576
Net (Loss) Income (thousands)	$(21,288)	$45,378
EPS (basic and diluted)	$(0.71)	$1.61
Weighted Average Number of Shares (basic and diluted)	29,817,405	28,044,310
EBITDA (thousands) (1)	$4,853	$64,300
Drydock Days	154	147

Freight Voyages
Average Daily Voyage TCE	$11,685	$28,513
Freight Voyage Days	3,116	2,375
Tons of Cargo Shipped (thousands)	2,148	2,044
Average Freight Rate for All Cargoes	$30.04	$48.02
Average Freight Rate excluding Aggregates	$44.78	$86.32
Bunker Cost/Voyage Day	$4,533	$6,233

Time Charter out Voyages
Average Daily Time Charter TCE	$5,947	$30,339
Time Charter Days	887	1,030

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net (Loss) Income.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “We are in the midst of very challenging times for TBS and the Dry Cargo Shipping Industry.  Since the last quarter of 2008, we have been experiencing a dramatic decline in the global economy, and we now operate in a completely different financial and economic environment, without clear visibility as to when the turmoil will end.

“The near term effects of this dramatic decline have been devastating on the dry cargo shipping industry. The freezing of the credit markets, the diminished availability of letters of credit which are the traditional financing mechanism of global trade and the resulting severe global recession have caused a significant decrease in the volume of cargo transported thereby affecting freight rates, vessel utilization and asset values.  As a result:

•
Freight rates collapsed, as indicated by the Baltic Dry Index, which declined by 95% from its high value of 11,793 on May 20, 2008 to a low of 663 by December 5, 2008. Since then, the Index has modestly recovered to 1,897 as of May 5, 2009.

•	Asset values in the sale and purchase market have dropped substantially from their spring/summer 2008 highs.
•	Revenues, earnings and cash flows for the shipping industry are under significant pressure and are expected to continue to suffer during 2009.

“TBS has not been immune to these conditions and, as noted above, for the first three months of 2009, our revenues and EBITDA declined significantly and we experienced a Net Loss of $21.3 million or $0.71 per share.  We expect that for the second quarter of 2009 there will be a slight upward moderation of these conditions as stimulus packages begin to take effect.

“Our view of the dry cargo market environment for the second half of 2009 remains extremely cloudy.  Despite this lack of visibility, we are cautiously optimistic for a gradual return to more normalized market conditions. Urbanization and core economic development, which have been the prevalent trends in developing economies around the world, and especially in China and India, may temporarily slow down but we believe they are irreversible. The concerted efforts of governments around the world to inject liquidity into the credit markets and to implement stimulus programs aimed mainly at infrastructure development should eventually result in increased dry cargo movement.  Accordingly, we are positioning TBS to move quickly to participate in any economic recovery and to take advantage of new opportunities that may arise.

“At TBS, our strongest asset is our worldwide team of shipping professionals.  We have fully staffed affiliate agencies and representative offices on five continents.  We offer a unique Five-Star Service consisting of Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning.

“We implement this Five Star Service with our Fleet of 47 owned or controlled vessels consisting of 23 handymax and handysize bulk carriers and 24 multipurpose (MPP) tweendeckers, one of which (the M.V. Zia Belle) has two 150 ton cranes combinable to 300 tons.  MPP Tweendeckers are an important segment of the TBS Fleet, and we are proceeding with our plans to complete construction of the six Roymar Class 34,000 dwt MPP tweendeckers that were contracted in February 2007.  We expect to receive delivery of the M.V. Rockaway Belle, the first vessel in this series, in June.

“With our Five Star Service and our team of approximately 300 dedicated employees throughout the world, we are able to provide complete logistics and transportation solutions for our customers.  We believe that this value-added approach combined with our efficient and reliable service will serve TBS well through the challenging times we will face in 2009.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “At the end of March 2009, our net debt to capitalization ratio was 32.4% which is a moderate level for industry standards and our cash balance was $51.9 million. In addition, we have $20.0 million on deposit which is to be used for our payments to the shipyard on our newbuildings. As we have announced, our excellent relationship with our lenders has led us to obtain waivers to the financial covenants. In connection with the credit facility waivers, we prepaid all principal installments that would have become due under our term loan facilities during 2009.

“Our newbuilding program for the six Roymar Class tweendeckers is progressing and we have in place financing with a syndicate of lenders led by The Royal Bank of Scotland for all remaining installments to the shipyard including the delivery of the vessels.

“In the first quarter of 2009, we drydocked nine vessels, including one that entered into drydock during the fourth quarter of 2008, for 154 drydocking days in total. Given the current market conditions, we have decided to scale back on the accelerated steel renewal and reinforcement program, and make only necessary maintenance-related capital expenditures in 2009.”

First Quarter 2009 Results:
For the first quarter ended March 31, 2009, total revenues were $71.2 million, a decrease of 45.9% compared to $131.6 million for the same period in 2008. Net loss for the first quarter 2009 was $21.3 million, a decrease of 146.9% compared to $45.4 million profit for the same period in 2008. Earnings per share on a basic and diluted basis were $(0.71) for the three months ended March 31, 2009, calculated based on 29,817,405 shares, compared to $1.61 for the same period in 2008, calculated based on 28,044,310 shares.

EBITDA, which is a non-GAAP measure, decreased by 92.4% to $4.9 million for the first quarter 2009 from $64.3 million in 2008. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net (Loss) Income.

Revenues:
Total revenues of $71.2 million for the first quarter 2009 include voyage revenues of $64.5 million, time charter revenues of $6.2 million and logistics and other revenues of $0.5 million.

An average of 44 vessels (excluding off-hire) were operated during the first quarter 2009 compared to 37 vessels (excluding off-hire) during the same period of 2008.

Voyage Revenues:
Voyage revenues for the first quarter 2009 were $64.5 million, a decrease of $33.7 million or 34.3% from the $98.2 million during the same period in 2008.

Total cargo volume (including aggregates) increased 103,959 tons or 5.1% to 2,147,911 tons for the first quarter 2009 from 2,043,952 for the same period in 2008. The increase in cargo volume is attributed to an increase of non-aggregate tons carried.

Cargo volume (excluding aggregates) increased 158,685 tons or 16.0% to 1,152,514 tons for the first quarter 2009 from 993,829 tons for the same period in 2008. Freight rates excluding aggregates decreased $41.54 per ton or 48.1% to $44.78 per ton for the first quarter ended March 31, 2009 from $86.32 per ton during the same period in 2008.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $11,685 per day for the first quarter 2009, a decrease of 59.0% from the $28,513 per day during the same period in 2008 and a decrease of 52.9% from the $24,809 per day during the fourth quarter of 2008.

Time Charter Revenues:
Time charter revenues decreased by $26.5 million or 81.0% to $6.2 million for the three months ended March 31, 2009 from $32.7 million for the same period in 2008 reflecting decreased time charter days and hire rates, reflecting the collapse in the worldwide shipping market.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $5,947 per day for first quarter of 2009, a decrease of 80.4% from the $30,339 per day during the same period of 2008.

Expenses:
Total operating expenses for the three months ended March 31, 2009 increased by $7.5 million or 9.2% to $88.6 million from $81.1 million for the same period in 2008.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, decreased by $2.9 million or 9.1% to $29.0 million for the first quarter 2009. The decrease is due to a decrease in fuel expenses which were a result of lower average fuel costs offset by higher fuel consumption, lower commission expense as a result of lower voyage revenues offset by an increase in miscellaneous voyage expenses.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance, as well as charter hire fees for vessels that are chartered-in, increased by $4.6 million or 19.7% to $28.0 million for the three months ended March 31, 2009 as compared to $23.4 million for the same period in 2008; 57% of the increase relates to increased daily operating expense and 43% relates to increased vessel days due to an increase in owned/ controlled fleet. Chartered-in vessel expenses decreased $4.2 million due to a decrease in chartered-in vessel days and rates.  As a percentage of total revenue, vessel expenses increased by 21.5% as compared to the same period last year due to a decrease in revenue resulting from a decrease in freight rates.

General and administrative expenses decreased by $3.1 million or 26.3% to $8.7 million for the first quarter 2009. This is mainly attributed to a decrease in salary and related expenses due to the elimination of the 2009 bonus accrual.

The operating expenses for the first quarter 2009 also include an expense of $0.2 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Fleet Expansion and Newbuilding Program:
The TBS Newbuilding Program to construct six multipurpose vessels with retractable tweendecks is proceeding with the first vessel launched in November 2008.  The Company expects to take delivery of two vessels in 2009 and four vessels in 2010.

TBS has in place a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

TBS 2009 Drydock Program and Vessel Upgrade Program:

For 2009, TBS plans to drydock 22 vessels for approximately 614 drydocking days with steel renewal of about 1,892 metric tons at a total cost of approximately $20.2 million. This estimate includes one vessel that entered into drydock during  the fourth quarter of 2008.

Our anticipated 2009 drydocking schedule is as follows:

•
During the three months ended March 31, 2009, TBS drydocked one vessel that entered into drydock during the fourth quarter of 2008 and continued its drydocking for 16 days in the first quarter 2009. Additionally, eight vessels entered into drydock for 138 drydock days, requiring 635 metric tons of steel.

•	Second quarter 2009, two vessels requiring about 235 metric tons of steel and about 123 drydock days
•	Third quarter 2009, six vessels requiring about 540 metric tons of steel and about 158 drydock days
•	Fourth quarter 2009, five vessels requiring about 482 metric tons of steel and about 179 drydock days

Conference call and webcast:
On Thursday, May 7, 2009 at 10:00 a.m. ET, the company’s management will host a conference call to discuss the results.

Conference call details:

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4217 (from the US) or 1-617-213-4869 (International Dial In). Participant Passcode: 53019661. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PXBU9T3RP. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Replay:

A telephonic replay of the conference call will be available from 1:00 p.m. ET on Thursday, May 7, 2009 until Thursday, May 14, 2009 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 13014368. A replay of the webcast will be available soon after the completion of the call.

Webcast:

There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Consolidated Statements of Income
(In thousands, except per share amounts and outstanding shares)

	Three Months Ended
	March 31,
	2009	2008

Revenue:
Voyage revenue	$64,513	$98,160
Time charter revenue	6,171	32,726
Logistics Revenue (1)	266	532
Other revenue	208	158
Total revenue	71,158	131,576

Operating expenses:
Voyage	28,999	31,918
Logistics (1)	249	500
Vessel	27,979	23,434
Depreciation and amortization of vessels
and other fixed assets	22,719	13,493
General and administrative	8,686	11,767
Total operating expenses	88,632	81,112

(Loss) Income from operations	(17,474)	50,464

Other (expenses) and income:
Interest expense	(3,511)	(3,437)
(Loss) on extinguishment of debt (2)	-	(2,318)
Interest and other income (expenses)	(303)	669
Total other (expenses) and income, net	(3,814)	(5,086)

Net (loss) income	$(21,288)	$45,378

Earnings per share:
Net (loss) income per common share
Basic and Diluted	$(0.71)	$1.61

Weighted average common shares outstanding
Basic and Diluted	29,817,405	28,044,310

Operating Data for the Three Months Ended March 31, 2009 and 2008

	Three Months Ended
	March 31,
	2009	2008
Other Operating Data:
Controlled vessels (at end of period) (3)	47	42
Chartered vessels (at end of period) (4)	2	1
Freight Voyage Days (5)	3,116	2,375
Vessel days (6)	4,362	3,739
Tons of cargo shipped (7)	2,148	2,044
Revenue per ton (8)	$30.04	$48.02
Tons of cargo shipped, excluding
aggregates (7) (9)	1,153	994
Revenue per ton, excluding
aggregates (8) (9)	$44.78	$86.32
Chartered-out days	887	1,030
Chartered-out rate per day	$6,958	$31,773
TCE per day - Freight Voyages (10)	$11,685	$28,513
TCE per day - Time Charters-Out (11)	$5,947	$30,339

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(2)
In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America syndicated credit facility.

(3)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of March 31, 2009, two vessels in the controlled fleet were chartered-in with an option to purchase.

(4)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(5)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(7)	In thousands.

(8)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(9)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(10)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the year divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  To conform with the 2009 presentation daily time charter equivalent rate for 2008 was revised to exclude logistics expenses which were classified as voyage expense in 2008. No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions divided by the number of available time charter days during the period.  Commissions for vessels that are time chartered out for the three months ended March 31, 2009 and March 31, 2008 were $0.3 million and $1.5 million, respectively.  For the three months ended March 31, 2009, time charter voyages include fuel cost of $0.6 million related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.   No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. No voyage expenses are deducted because they are not applicable.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:
	March 31,	December 31,
	2009	2008
Balance Sheet Data (In thousands):
Cash and cash equivalents	$51,854	$131,150
Restricted Cash	20,000	0
Working capital	69,143	104,311
Total assets	962,610	1,041,685

Total debt, including current portion	329,490	383,074
Total shareholders' equity	577,993	598,296

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three months ended March 31, 2009 and 2008.

	Three Months Ended
	March 31,
	2009	2008
EBITDA Reconciliation (In thousands):
Net (loss) Income	$(21,288)	$45,378
Net interest expenses	3,422	5,429
Depreciation and Amortization	22,719	13,493
EBITDA	$4,853	$64,300

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	changes in demand for the company’s services, which are increasingly difficult to predict due to the current economic downturn and the widespread reduction of business activity generally;
•	a decline in rates in the shipping market, will continue for a prolonged period;
•	the effect of a decline in vessel valuations;
•	the company’s ability to maintain financial ratios and satisfy financial covenants in its credit facilities;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	the risk that financial counterparties will default;
•	changes in general domestic and international political conditions;
•	changes in the condition of the company’s vessels or applicable maintenance or regulatory standards, which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
•	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:

TBS is a fully-integrated transportation service company that offers customers the TBS Five Star Service consisting of: ocean transportation, operations, logistics, port services, and strategic planning. We offer liner, parcel, bulk, and chartering services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     tbs@capitallink.com